Exhibit 10.3
AMENDMENT NO. 2
DATED AS OF JULY 1, 2008
TO
RECOURSE AND INDEMNITY AGREEMENT
DATED AS OF OCTOBER 21, 1998
BY AND BETWEEN
GENERAL ELECTRIC CAPITAL CORPORATION
NMHG FINANCIAL SERVICES, INC.
AND
NACCO MATERIALS HANDLING GROUP, INC.
US ULTIMATE NET LOSS PROGRAM
     WHEREAS, General Electric Capital Corporation (“GECC”), and NACCO Materials Handling Group, Inc. (“NMHG”) each have determined that it is in their best interest to make certain amendments to the above-captioned agreement (as previously amended, and as may be further amended, supplemented or modified from time to time, the “R&I Agreement”). All capitalized terms not specifically defined herein shall have the respective meanings set forth in the R&I Agreement or (as applicable) in the Restated and Amended Joint Venture and Shareholders Agreement dated April 15, 1998 between GECC and NMHG (as amended, the “JV Agreement”).
     NOW, THEREFORE, in consideration of the above premises and mutual covenants contained herein below, the parties hereto agree that as of the “Effective Date” (defined below), the R&I Agreement is amended as follows:
1.	The following new definitions are inserted at the end of ARTICLE I CERTAIN DEFINITIONS:
1.05 “Base Term” as that term is employed in the JV Agreement and R&I Agreement shall be extended as of the Effective Date and the new Base Term shall expire on December 31, 2013.
1.06 “Fleet Rental Financing Account” means and includes any loan or other extension of credit to a Dealer (as defined in the JV Agreement) for the acquisition by the Dealer of NMHG Equipment (and any related trade-ins) only if and to the extent such NMHG Equipment (and any related trade-ins) is or becomes part of such Dealer’s rental fleet, but does not include any loan or other extension of credit by the Corporation to a Customer (as defined in the R&I Agreement).
1.07 “Loss Pool Credit" means for the Initial Loss Pool Account (defined below) seven and one half percent (7.5%) of the Net Book Value (defined below) of each outstanding UNL Eligible US Fleet Rental Financing Account. For subsequent annual Loss Pool Accounts the Loss Pool Credit shall be seven and one-half percent (7.5%) of the purchase price funded by the Corporation of any US Fleet Rental Financing transaction. The beginning Loss Pool Balance in each Loss Pool Account will be one million five hundred thousand ($1,500,000). Unless otherwise specifically agreed by the parties, no additional contribution will be made to a Loss Pool Account until the aggregate purchase price funded by the Corporation under the Program for the applicable year (the “Annual Aggregate Purchase Price”) exceeds twenty million dollars ($20,000,000). When the Annual Aggregate Purchase Price exceeds twenty million dollars ($20,000,000), the Corporation will, simultaneously with the payment of the purchase price for any new transaction, record in the applicable Loss Pool Account an amount equal to the applicable Loss Pool Credit.
1.08 “Net Book Value” means the value of the UNL Eligible US Fleet Rental Financing Account (defined below), as reflected on the Corporation’s books and records, calculated on the basis of: (i) all accrued and unpaid sums due under the UNL Eligible US Fleet Rental Financing Account; plus (ii) all future payments due during the remainder of the term of the UNL Eligible US Fleet Rental Financing Account, with each such payment discounted to its present value from the due date thereof to the date of payment of the Net Book Value at the interest rate applicable to the UNL Eligible US Fleet Rental Financing Account.
1.09 “Net Remarketing Proceeds” means the proceeds actually received by NMHG upon its remarketing of NMHG Equipment, minus any applicable sales taxes and Actual Out-Of-Pocket Costs (as defined in Section 2.01(b) (2) of the R&I Agreement). If NMHG does not remarket the NMHG Equipment during the Remarketing Period, Net Remarketing Proceeds will be deemed to be equal to the Net Book Value paid to the Corporation and the adjustment to the applicable Loss Pool Account will be zero.
1.10 “Remarketing Period” means the period beginning on the date of receipt of the Net Book Value under section 2.01 below and ending one hundred eighty (180) days thereafter.
1.11 “Sale Out of Trust” means any conversion, disposal, sale or encumbrance (other than a permitted rental or sublease to a Customer) by a Dealer of any NMHG Equipment that is the subject of a US Fleet Rental Financing Account in violation of the terms of the applicable US Fleet Rental Financing Account without the prior written consent of the Corporation.
1.12 “UNL Eligible US Fleet Rental Financing Account” means and includes all US Fleet Rental Financing Accounts (defined below) other than any US Fleet Rental Financing Accounts constituting a “UNL Ineligible US Fleet Rental Financing Account” (defined below) approved by the Corporation in its sole discretion to qualify as UNL Eligible US Fleet Rental Financing Accounts hereunder.
1.13 “UNL Eligible US Fleet Rental Financing Account Default” means and includes any default of an obligor under a UNL Eligible US Fleet Rental Financing Account (whether such obligor is the direct obligor or a surety) where such default is not cured by such obligor within 45 days of such obligor’s receipt of notice of said default.

1.14 “UNL Ineligible US Fleet Rental Financing Account” means and includes the following: (i) Fleet Rental Financing Accounts financing property located outside of the United States; (ii) any US Fleet Rental Financing Account covered by a separate recourse arrangement outside of the Ultimate Net Loss Program; and (iii) any US Fleet Rental Financing Account that is not approved by the Corporation in its sole discretion to qualify as a UNL Eligible US Fleet Rental Financing Account.
1.15 “US Fleet Rental Financing Account” means and includes any Fleet Rental Financing Account financing property located in the United States.
2. The following provisions shall be added to the end of Section 2 of the R&I Agreement. Except as otherwise provided in this Amendment No. 2, the following Section 2.06 shall apply to all UNL Eligible US Fleet Rental Financing Accounts to the exclusion of Section 2.01 of the R&I Agreement. For the avoidance of doubt, the parties hereto hereby confirm: Fleet Rental Financing Accounts other than UNL Eligible US Fleet Rental Financing Accounts, and UNL Eligible US Fleet Rental Financing Accounts that become UNL Ineligible US Fleet Rental Financing Accounts due to a Sale Out of Trust shall continue to be covered under Section 2.01 of the R&I Agreement.
     2.06(a) Loss Pool
(1)	All UNL Eligible US Fleet Rental Financing Accounts funded prior to January 1, 2008 shall represent the Initial Loss Pool Account (the “Initial Loss Pool Account”).
(2) Commencing on January 1, 2008, and ending on, December 31, 2008 and annually thereafter ending on the last day of each subsequent calendar year during the Base Term of the R&I Agreement (or on the last day of the Base Term if such term expires on a day which is not the last day of such calendar year), the Corporation and NMHG will (for notional purposes only) establish annual loss pool accounts (each a “Loss Pool Account”) for all UNL Eligible US Fleet Rental Financing Accounts funded during that calendar year.
(3) The starting Loss Pool Balance in each Loss Pool Account will be equal to the Loss Pool Credit as set forth in “Loss Pool Credit” above
(4) In the event that the Corporation determines that a UNL Eligible US Fleet Rental Financing Account Default has occurred, the Corporation may at its discretion provide NMHG with written notice of such default, including the applicable Net Book Value for such account (“Loss Pool Default Notice”).
(5) Within ten (10) days of its receipt of a Loss Pool Default Notice, NMHG will pay the Corporation the applicable Net Book Value. Notwithstanding the foregoing, if the applicable Net Book Value exceeds the then existing applicable Loss Pool Balance,

NMHG shall be required to pay only that portion of the applicable Net Book Value (the “Partial Net Book Value”) that does not exceed the then existing applicable Loss Pool Balance (unless NMHG, in its discretion, chooses to make a payment to the Corporation in excess of that balance). Further, if the particular Net Book Value is greater than the applicable Loss Pool Balance, the Corporation will be entitled to obtain the unpaid portion out of any future Loss Pool Balance and/or retain any future collections in regard to the defaulted Transaction (up to the applicable Net Book Value).
(6) Provided that the Corporation has received the applicable Net Book Value from NMHG, the Corporation will transfer and assign all its right, title and interest in such UNL Eligible US Fleet Rental Financing Account to NMHG on an AS-IS, WHERE-IS basis, without representation or warranty, except that neither the Corporation nor any agent of the Corporation shall have encumbered the applicable account.
(7) Upon receipt of either the Net Book Value or the Partial Net Book Value, as the case may be, and the remarketing of the applicable NMHG Equipment pursuant to the remarketing agreement, the applicable Loss Pool Balance will be reduced by the difference between such Partial Net Book Value or Net Book Value, as the case may be, and the applicable Net Remarketing Proceeds. For the avoidance of doubt, no Loss Pool Account will be reduced to less than zero at any time.
(8) In no event shall the payment by NMHG of any Recourse US Wholesale Amount, any indemnity payment, or any other amount payable pursuant to Section 2.01 of the R&I Agreement, result in a reduction of, or otherwise affect, any Loss Pool Balance.
(9) Notwithstanding the foregoing, on no more than (3) occasions (unless the Corporation shall agree in writing to a greater number) during the term of any UNL Eligible US Fleet Rental Financing Account, NMHG, in its discretion, may choose to cure a UNL Eligible US Fleet Rental Financing Account Default by paying the accrued and unpaid amounts (each a “Cure Payment”) due under such account as of the date of the corresponding Loss Pool Default Notice in lieu of paying the Corporation the applicable Net Book Value. Should a UNL Eligible US Fleet Rental Financing Account Default occur following NMHG’s making of three (3) Cure Payments, NMHG shall be required to pay the applicable Net Book Value.
2.06(b) Remarketing
(1)	Upon payment of the Net Book Value, NMHG shall obtain possession and, on a best efforts basis, remarket the NMHG Equipment during the Remarketing Period. In performing its remarketing responsibilities, NMHG will not discriminate between the NMHG Equipment and equipment owned by it or another party to whom NMHG may be bound to provide remarketing assistance.
(2) In an attempting to remarket the NMHG Equipment to a third party on a best efforts basis during the Remarketing Period, NMHG shall be entitled to the actual and reasonable costs of repossession, repair, refurbishment, insurance and remarketing

(“Actual Out-Of-Pocket Costs”) which do not exceed fifteen percent (15%) of the Net book Value of the NMHG Equipment being remarketed.
     (3) If NMHG is able to remarket the NMHG Equipment to a third party during the Remarketing Period, the proceeds actually received by NMHG will be distributed in the following manner: (i) first, to NMHG, an amount equal to the Actual Out-Of-Pocket Costs; (ii) second, to the Corporation, an amount equal to the outstanding Net Book Value, to the extent not previously paid by NMHG; (iii) third, to NMHG, an amount equal to that portion of the Net Book Value that was previously paid by NMHG to the Corporation; and (iv) fourth, any amount remaining after payment of the amounts described in subparagraphs (i) through (iii) shall be remitted to the applicable Customer.
3. Effective Date. This Amendment is executed to be effective as of the date set forth below.
4. Effect of Amendment. All terms and conditions of the R&I Agreement not expressly modified hereby remain in full force and effect and are hereby ratified by the parties.
IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Amendment on the dates set forth below.

General Electric Capital Corporation

By	/s/ Raymond Scott Barber

Print Name Raymond Scott Barber

Title General Manager

Date: July 1, 2008

NACCO Materials Handling Group, Inc.

By	/s/ Jeffery C. Mattern

Print Name Jeffery C. Mattern

Title Treasurer

Date: July 1, 2008